EXHIBIT 99.1

Atlas Acquisition Holdings Corp. Announces

Stockholder Approval of Extension of Corporate Life

HOBE SOUND, Fla. — January 20, 2010 — Atlas Acquisition Holdings Corp. (“Atlas”) (NYSE AMEX: AXG) (NYSE AMEX: AXG.U) (NYSE AMEX: AXG.WT) today announced that the holders of a majority of the shares of its outstanding common stock approved a proposal to amend Atlas’ certificate of incorporation to extend the date by which Atlas must complete a business combination before it is required to liquidate from January 23, 2010 to February 16, 2010. At the special meeting of Atlas stockholders held today, Atlas’ public stockholders also approved an amendment to the trust agreement entered into in connection with Atlas’ initial public offering to extend the date by which Atlas’ trust account must be liquidated to February 16, 2010.

“We thank our stockholders for their continued support of the proposed business combination between Atlas and Koosharem Corporation, and for allowing us the additional time we need to present the merger to our stockholders for approval,” said James Hauslein, Atlas’ Chairman and Chief Executive Officer.

About Atlas Acquisition Holdings Corp.

Atlas is a special purpose acquisition company formed in 2007 by James N. Hauslein, Chairman and Chief Executive Officer, and Gaurav V. Burman, President, for the purpose of effecting a business combination. On January 30, 2008, Atlas completed its initial public offering of 20,000,000 units for an offering price of $10.00 per unit, or an aggregate of $200,000,000. Each unit consists of one share of common stock, par value $.001, and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $7.00 commencing on the consummation of a business combination.

Additional Information and Where to Find It

In connection with the proposed merger with Koosharem Corporation, Atlas has filed with the Securities and Exchange Commission (SEC) a preliminary proxy statement on January 19, 2010. As soon as it is available, Atlas will file a definitive proxy statement with the SEC relating to the meetings of its stockholders and warrantholders to vote on the proposed merger and related proposals, and Atlas will mail the definitive proxy statement to its stockholders and warrantholders of a record date to be set. You may obtain copies of all documents filed with the SEC regarding the special meetings and the proposals to be submitted to stockholders and warrantholders, free of charge, at the SEC’s website (www.sec.gov).

Atlas and its directors and officers may be soliciting proxies from Atlas’ security holders in favor of the proposals to be included in the definitive proxy statement. Information regarding the persons who, under the rules of the SEC, are participants in the solicitation of Atlas’ security holders in connection with the proposals, and a description of their and other parties’ interests in the proposed merger, will be set forth in the definitive proxy statement when it becomes available. You can find more information about Atlas and its directors and officers in Atlas’ filings with the SEC.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from Atlas’ security holders. Any solicitation of proxies will be made only pursuant to the definitive proxy statement to be mailed to Atlas’ stockholders and warrantholders who held stock as of a record date to be set. Atlas urges its stockholders and warrantholders to read the definitive proxy statement and appendices thereto when it becomes available because they will contain important information about Atlas and the proposals to be presented at the special meetings of stockholders and warrantholders relating to the proposed merger and related proposals.

Contact:

The Blueshirt Group for Atlas Acquisition Holdings

Erica Abrams, 415-217-5864

erica@blueshirtgroup.com

Lisa Laukkanen, 415-217-4967

lisa@blueshirtgroup.com